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                   [CLIFFORD CHANCE LETTERHEAD APPEARS HERE]




                                                                    EXHIBIT 23.8


                                                                   9 august 2000




Havas Advertising
84, rue de Villiers
92683 Levallois-Perret Cedex


Dear Sirs,

Re:  Consent of Clifford Chance Selafa

We consent to the reference to our Firm under the headings "Risk Factors--Civil liabilities or judgments against Havas Advertising or its directors or officers based on U.S. federal or state securities laws may not be enforceable in the U.S. or in France" and "Enforceability of Civil Liabilities" in the prospectus.


/s/ Frederic Peltier
----------------------------
Frederic Peltier
Partner
Clifford Chance Selafa







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